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PRICING SUPPLEMENT NO.  74  DATED                      Filed Pursuant to
MARCH 26, 1998, TO PROSPECTUS DATED                    Rule 424(b)(5)
SEPTEMBER 17, 1997, AS SUPPLEMENTED BY                 File No. 333-34087
PROSPECTUS SUPPLEMENTS DATED
OCTOBER 1, 1997

                          CMS ENERGY CORPORATION

    General Term Notes (servicemark of J.W. Korth & Company), Series D
                Due 9 Months to 25 Years from date of issue

       Pursuant to the terms of a Distribution Agreement as supplemented by certain letter agreements, the Company has appointed the Agents referred to below as agents through which General Term Notes (servicemark of J.W. Korth & Company) (the "Notes") may be offered by the Company on a continuous basis. Additional Agents may be designated under the
Distribution Agreement from time to time.   Except as set forth herein,
the Notes offered hereby have such terms as are described in the accompanying Prospectus dated September 17, 1997, as supplemented by the Prospectus Supplements dated October 1, 1997.

Aggregate Principal Amount:            $2,613,000.00
Original Issue Date (Settlement Date)  March 31, 1998
Stated Maturity Date:                  March 15, 2005
Issue Price to Public:                 100.00% of Principal Amount
Interest Rate:                         7.00% Per Annum
Interest Payment Dates:                March 15 and Sept 15 and
                                       semi-annually thereafter
                                       Commencing Sept 15, 1998

Survivor's Option:                     [ X ] Yes       [   ] No
Optional Redemption:                   [ X ] Yes       [   ] No
Initial Redemption Date:               March 15, 2000
Redemption Price:                      Initially 101.00% of Principal
                                       Amount and 100% after the first
                                       anniversary of the Initial
                                       Redemption Date.

       Agent                           Principal Amount of Notes
                                         Solicited by Each Agent

Prudential Securities Incorporated     $     424,000.00
First of Michigan Corporation          $      65,000.00
Roney & Co.                            $      51,000.00
J.W. Korth & Company                   $   2,073,000.00
          Total                        $   2,613,000.00

                                         Per Note
                                       Sold by Agents
                                        To Public               Total

Issue Price:                           $   1,000.00    $ 2,613,000.00
Agent's Discount or Commission:        $       7.00    $    18,291.00
Maximum Dealer's Discount or
  Selling Concession:                  $      16.00    $    41,808.00
Proceeds to the Company:               $     977.00    $ 2,552,901.00

CUSIP Number:   12589QXE1
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